Exhibit 11

Statement Regarding Computation of Per Share Earnings

The following table is the reconciliation of basic and diluted earnings per share for the three months and six months ended June 30, 2009 and 2008 (dollars in thousands except per share amounts):

	Three months ended June 30, 2009		Three months ended June 30, 2008
	Basic	Diluted	Basic	Diluted

Net income attributable to Brookline Bancorp, Inc.	$4,678	$4,678	$3,674	$3,674

Weighted average shares outstanding	58,491,808	58,491,808	57,571,596	57,571,596
Effect of dilutive securities	—	3,749	—	249,792
Adjusted weighted average shares outstanding	58,491,808	58,495,557	57,571,596	57,821,388

Earnings per share attributable to Brookline Bancorp, Inc.	$0.08	$0.08	$0.06	$0.06

	Six months ended June 30, 2009		Six months ended June 30, 2008
	Basic	Diluted	Basic	Diluted

Net income attributable to Brookline Bancorp, Inc.	$8,121	$8,121	$6,369	$6,369

Weighted average shares outstanding	58,207,192	58,207,192	57,530,047	57,530,047
Effect of dilutive securities	—	68,550	—	262,580
Adjusted weighted average shares outstanding	58,207,192	58,275,742	57,530,047	57,792,627

Earnings per share attributable to Brookline Bancorp, Inc.	$0.14	$0.14	$0.11	$0.11